                                                 EXHIBIT 10(g)(3)


                       EMPLOYMENT AGREEMENT
                        PATRICIA T. SMITH

                Public Service Company of Colorado

                         December 5, 1994

Contents

_________________________________________________________________

                                                             Page

Section 1.          Term of Employment                          1

Section 2.          Position and Responsibilities               1

Section 3.          Executive to Devote Full Time               1

Section 4.          Compensation                                2

Section 5.          Expenses                                    4

Section 6.          Disability                                  5

Section 7.          Termination of Employment                   5

Section 8.          Compensation Upon Termination               7

Section 9.          Offset for Compensation Earned
                      Subsequent to Termination                 8

Section 10.         Covenants                                   8

Section 11.         Indemnification                             9

Section 12.         Assignment                                  9

Section 13.         Income Tax                                 10

Section 14.         Dispute Resolution and Notice              10

Section 15.         Miscellaneous                              11

Section 16.         Governing Law                              11

Employment Agreement
Patricia T. Smith


     This Employment Agreement is made, entered into, and is effective as of this 5th day of December, 1994, by and between Public Service Company of Colorado (hereinafter referred to as the "Company"), having its principal offices at 1225 17th Street, Denver, Colorado, and Patricia T. Smith (hereinafter referred to as the "Executive"):

     WHEREAS, Executive possesses considerable experience in, and knowledge of, the electric and natural gas utility industries;
and

     WHEREAS, the Company desires to employ Executive in an executive capacity for the Company;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.  Term of Employment

     The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, commencing as of the effective date of this Agreement, as indicated above, and ending on December 4, 1997.

Section 2.  Position and Responsibilities

     Executive agrees to serve as Senior Vice President and General Counsel of the Company, or in any other similar executive capacity for the Company, if so elected by the Board of Directors. Any change in these terms will be by mutual agreement of the Executive and the Board of Directors.

Section 3.  Executive to Devote Full Time

     During the term of this Agreement, Executive agrees to devote substantially her full time, attention, and energies to the Company's business and shall not be engaged directly or indirectly in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage without prior approval of the Board of Directors, as expressed by formal resolution. This prohibition does not include charitable, civic, nonprofit, or other community service activities, nor shall it be construed as preventing the Executive from investing assets in such form or manner as will not require her services in the daily operations of the affairs of the companies in which such investments are made, or serving as a director of other companies (subject to the covenants of Section 10 herein).

Section 4.  Compensation

     4.1 Sign-On Bonus. Upon the commencement of Executive's employment with the Company, Executive shall receive a single lump sum cash payment in the gross amount of Twenty Thousand Dollars ($20,000), and further, shall be issued 750 shares of restricted stock of the Company. Stock certificates evidencing these 750 shares shall bear restrictions that:

     (a) Executive may not trade, sell, transfer or gift said shares for a period of three (3) years from the effective date of this Agreement and thereafter only in accordance with applicable federal and state securities laws; and

     (b) Executive shall transfer the shares to the Company in the event Executive's employment with the Company is terminated for "cause" (as provided in Section 7.4 herein) prior to December 4, 1997.

In the event the Company is subject to a "Change in Control," the above restrictions on said shares shall lapse and such shares shall become freely tradeable, subject to any transfer restrictions under applicable federal and state securities laws. For purposes of this Agreement, "Change in Control" shall mean
(i) receipt by the Company of a report on Schedule 13D filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or knowledge of facts on which a Schedule 13D is required to be so filed, disclosing that the person filing, or who should be filing, the Schedule 13D is a beneficial owner, directly or indirectly, of twenty percent (20%) or more of the Company's outstanding common shares; (ii) any person becomes the owner, directly or indirectly, of twenty percent (20%) or more of the outstanding common shares of the Company; (iii) a change in the majority of the Board within a twenty-four (24) month period, unless the election or nomination for election by the Company's shareholders of any person who becomes a director subsequent to the date hereof is approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the twenty-four (24) month period, shall be for purposes hereof considered as though such person was a member of the Board as of the date hereof; or (iv) the shareholders of the Company approve a dissolution of the Company or an agreement to merge, consolidate or sell substantially all the assets of the Company pursuant to which the Company is not the surviving entity.

     4.2 Base Salary. The Company shall pay Executive a salary at a rate (hereinafter referred to as "Base Salary") that shall be established from time to time by the Board of Directors of the Company or the Board's designee; provided, however, that such Base Salary shall not be less than Two Hundred Twenty Thousand Dollars ($220,000) per year. This Base Salary shall be paid to Executive in equal monthly installments throughout the year, consistent with the normal payroll practices of the Company.
Base Salary shall be reviewed at least annually following the effective date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board's designee, such Base Salary should be increased (but not decreased). If so increased, that salary shall become the Base Salary for all purposes of this Agreement.

     4.3  Incentive Compensation.

     (a) Annual Bonus. During the term of this Agreement, the Executive shall be eligible to receive short-term incentive opportunities commensurate with her position with the Company, based upon such terms as the Board of Directors or its designee establishes from year to year, and pursuant and subject to the terms and conditions of all then applicable plans. Executive's annual target bonus potential shall not be less than thirty percent (30%) of Base Salary. The Board of Directors or its designee reserves discretion to award an annual bonus above or below the target bonus potential, based on the Board's or the designee's assessment of Executive's individual performance, Executive's contributions to the Company's corporate goals, and the Company's corporate performance; provided, however, that if all other terms and conditions of the bonus program are fully satisfied, Executive shall not receive less than fifty percent (50%) of the target bonus potential nor more than one hundred fifty percent (150%) of the target bonus potential. The annual bonus may be in the form of cash and/or restricted stock, as determined by the Board of Directors or its designee.

     (b) Stock Options and Dividend Equivalents. The Company will provide the Executive the opportunity to receive stock options and dividend equivalents commensurate with her position with the Company, based upon such terms as the Board of Directors or its designee establishes from year to year, and pursuant and subject to the terms and conditions of all then applicable plans; provided, however, that the Executive's annual stock option award opportunity shall not be less than one hundred fifteen percent (115%) of Base Salary. Dividend equivalents shall be periodically paid on the stock options, whether or not exercised, based on the Company's corporate performance, as determined by the Board of Directors or its designee.

     4.4 Executive Benefits. The Company shall provide to the Executive all benefits which other officers and employees of the Company are entitled to receive, as commensurate with the Executive's position, pursuant and subject to the terms and conditions of all then applicable plans. Such benefits shall include, but not be limited to, group term life insurance, comprehensive health and major medical insurance, long-term disability, accidental death and dismemberment insurance, travel accident insurance, and participation in any supplemental benefit plans (including supplemental executive retirement), employee savings plans, executive savings plan, all employee welfare benefit plans, and employee pension benefit plans.

     As of the effective date of this Agreement and continuing throughout Executive's employment under this Agreement, Executive shall be a participant in the Supplemental Executive Retirement Plan for Key Management Employees, which may be amended or revised from time to time by the Company ("SERP Plan"). Under the SERP Plan in effect on the effective date of this Agreement, a participating executive who terminates employment at age 65 or above, if entitled to a fully vested and accrued SERP Plan benefit under the terms and conditions of the SERP Plan, receives a monthly benefit in an amount that, when added to the highest optional monthly benefit the executive is entitled to receive from the Employees' Retirement Plan of Public Service Company of Colorado, regardless of the actual benefit so paid, equals sixty-five percent (65%) of the executive's regular monthly base salary at the time of termination. Executive's rights and benefits shall be pursuant and subject to the terms and conditions (including but not limited to the vesting schedule and vesting requirements) of the then applicable SERP Plan, if any. Notwithstanding any provision of the then applicable SERP Plan, if any, to the contrary, two-twentieths (2/20) of the total benefit from the Plan shall be deemed accrued on the effective date of this Agreement, and the balance of the total benefit from the Plan shall accrue annually over the period commencing on the effective date of this Agreement and ending on the date Executive reaches age 65, with a portion equal to one-twentieth (1/20) of the total benefit accruing annually, on the anniversary of Executive's date of birth, during said eighteen (18) year period.

     Executive shall be entitled each calendar year to paid vacation in accordance with the standard written policy of the Company with regard to vacations of employees; provided, however, that such paid vacation shall not be less than four (4) weeks in a full calendar year. Executive shall receive a sick leave accrual of 2,080 hours upon execution of this Agreement.

     Executive shall likewise have the benefit of any additional benefits, as may be established during the term of this Agreement, by written policy of the Company.

     4.5 Perquisites. The Company shall provide to Executive, at the Company's cost, all perquisites to which other officers of the Company are entitled. The Company also shall provide such other perquisites which are suitable to the character of Executive's position with the Company and adequate for the performance of her duties hereunder, including, but not limited to, a furnished executive office and a full-time secretary located at the Company's corporate headquarters.

     4.6 Modifications to Programs. By reason of Sections 4.4 and 4.5 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive employees generally.

Section 5.  Expenses

     5.1 Moving and Relocation Expenses. The Company shall pay, or reimburse Executive, for reasonable and necessary moving and relocation expenses incurred in the relocation of Executive's principal residence, in accordance with the Company's existing relocation policy.

     5.2 Ongoing Expenses. The Company shall pay, or reimburse Executive in accordance with Company policies, for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing her duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, social, and civic associations and societies of which Executive's participation is in the best interests of the Company.

Section 6.  Disability

     6.1 Long-Term Disability. In the event of the disability of the Executive, the Company will provide to the Executive benefits pursuant and subject to the terms and conditions of the Long-Term Disability Income Plan then in effect.

      6.2 Termination of Disability. Upon termination of the Executive's disability, she shall regain the rights, benefits, and obligations inuring to her pursuant to this Agreement as an active employee, provided that this Agreement has not otherwise earlier been terminated.

Section 7.  Termination of Employment

     7.1 Termination for Good Reason. Executive may terminate this Agreement for good reason by giving the Board a minimum of thirty (30) days' prior written notice of such intent to terminate, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

 Good reason shall mean, without Executive's express written consent, the occurrence of any one or more of the following:

     (a) The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status and reporting requirements), authorities, duties, or other responsibilities as contemplated by Section 2 of this Agreement, or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive, or actions required because of Executive's incapacity due to physical or mental illness;

     (b) The Company's requiring the Executive to be based more than forty (40) miles from the location of her principal office at that time;

     (c) A reduction or elimination of any component of Executive's compensation, as provided for in Section 4 herein; or

     (d) A breach by the Company of any provision of this Agreement which is not remedied by the Company promptly after receipt of notice thereof given by the Executive.

     Subject to the consulting requirements of Section 8 herein, upon lapse of the thirty (30) day notice period, the Executive's obligation to serve the Company, and the Company's obligation to employ Executive, under the terms of this Agreement, shall terminate simultaneously, and the Executive shall receive those benefits specified in Section 8 herein.

     The Executive's right to terminate employment for "good reason" shall not be affected by the Executive's incapacity due to physical or mental illness, except that Executive may not terminate employment for "good reason" under category (a) hereinabove for actions of the Company required by said incapacity. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting "good reason" herein.

     7.2  Termination by Notice.  Either the Company or the
Executive may terminate this Agreement without cause by delivering proper written notice to the other party.

     (a) Notice by Executive. Executive may terminate this Agreement at any time by giving the Company's Board of Directors a minimum of ninety (90) days' prior written notice of her intent to terminate. In such case, upon the lapse of the ninety (90) days, the Company shall pay Executive her full Base Salary through the effective date of termination, and Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) she would otherwise have been entitled to receive under this Agreement (including, if applicable, the Executive's annual expected target bonus for that year). Subject to the consulting requirements of Section 8 herein, the Company and Executive thereafter shall have no further obligations under this Agreement.

     (b) Notice by the Company. The Company may terminate this Agreement at any time by the Board of Directors giving Executive ninety (90) days' prior written notice of the Company's intent to terminate. Subject to the consulting requirements of Section 8 herein, upon the lapse of the ninety (90) days, Executive's obligation to serve the Company, and the Company's obligation to employ Executive under the terms of this Agreement shall terminate simultaneously, and the Executive shall receive those benefits specified in Section 8 herein.

     7.3 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Company's Board of Directors from terminating Executive's employment under this Agreement for "cause."

     In the event this Agreement is terminated by the Company for "cause," the Company shall pay Executive her full Base Salary through the date of termination, and Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) she would otherwise have been entitled to receive under this Agreement (including, if applicable, the Executive's annual expected target bonus for that year). The Company and Executive thereafter shall have no further obligations under this Agreement.

     7.4 Termination After Change in Control. In the event of a Change in Control (as defined in Section 4.1 herein), the Executive shall be entitled to the greater of (a) the payments she would otherwise be entitled to receive for the remaining term of this Agreement; or (b) those payments provided for under the Severance Agreement. If it is determined that payments will be made pursuant to this Agreement following a Change in Control, the Executive shall be entitled to tax-free reimbursements of any excise taxes that may arise as a result of such payments.

 Section 8.  Compensation Upon Termination

     In the event Executive's employment is terminated for good reason (as provided in Section 7.1 herein), or by notice by the Company (as provided in Section 7.2(b) herein), the Company shall continue the Executive's total compensation package for the remaining term of this Agreement which shall constitute the following amounts upon the effective date of such termination, or as otherwise specified:

     (a)  Executive's annual Base Salary (as stated in Section
          4.1 herein and adjusted by the Board from time to
          time), continued for the remaining term of this Agreement, paid to the Executive in equal monthly installments consistent with the normal payroll practices of the Company;

     (b) For annual incentive plan(s) in place and operational on the date of termination, the greater of target or actual bonus paid for the year in which employment termination occurs, as provided in the annual incentive plan and subject to the authority of the Board under such plan, continued for the remaining term of this Agreement;

     (c) For long-term incentive plan(s) in place and operational on the date of termination, an immediate vesting of all outstanding long-term incentive awards (including dividend equivalents) held by the Executive, with payout of dividend equivalents already credited equal to the greater of target or actual value, and the value of any dividend equivalents that otherwise would have been paid but for accelerated vesting based on target; plus the economic equivalent value of any long-term incentive awards (including dividend equivalents) the Executive would have received had she remained employed for the remaining term of this Agreement; as provided in the long-term incentive plan and subject to the authority of the Board under such plan;

     (d) For the Supplemental Executive Retirement Plan (or any successor plan) in place and operational on the date of termination, payment, in accordance with the terms of the plan, of the Executive's accrued benefits, vested or otherwise; plus, Executive shall receive credit for such additional years of service equal to the number of years remaining under this Agreement at the time of termination;

     (e) For the Executive Savings Plan (or any successor plan) in place and operational on the date of termination, payment, in accordance with the terms of the plan, within thirty (30) days of termination, of the Executive's account balances therein; plus credit for the maximum additional Company contributions the Executive would have been entitled to receive had she remained employed for the remaining term of this Agreement;

     (f) For welfare benefit plan(s) in place and operational on the date of termination, Executive shall receive full benefit coverage for the remaining term of this Agreement;

     (g) For all qualified retirement plans in place and operational on the date of termination, Executive shall receive, by direct payment from the Company, the present value of the benefits that would have been paid under the qualified plans if the Executive had received credit for such additional years of service equal to the number of years remaining under this Agreement at the time of termination; plus the maximum Company matching contributions and accruals under any such retirement plans Executive would have been entitled to receive had her employment continued for the remaining term of this Agreement; and

     (h) For all perquisite programs in place and operational on the date of termination, Executive shall receive full perquisites for the remaining term of this Agreement.

     As consideration for the continuation of the above-stated benefits, Executive agrees to make herself available during the remaining term of the Agreement, at reasonable times and location, to the Company and/or to the successor to her position at the Company, to provide consulting advice (as requested).

Section 9.  Offset for Compensation Earned Subsequent to
Termination

     In the event the Executive's employment is terminated for good reason (as provided in Section 7.1 herein), or by notice by the Company (as provided in Section 7.2(b) herein), the continuation of the Executive's Base Salary (as provided in Section 8(a) herein), any annual bonus, if applicable (as provided in Section 8(b) herein), long-term incentive plan(s) awards, if any (as provided in Section 8(c) herein), the Supplemental Executive Retirement Plan, if any (as provided in
Section 8(d) herein), and the Executive Savings Plan, if any (as provided in Section 8(e) herein), shall not be offset by compensation earned from a subsequent employer during the remaining term of this Agreement.

Section 10.  Covenants

     10.1 Noncompetition. Without the prior written consent of the Company, for the greater of twenty-four (24) months following a termination under Section 7 of this Agreement, or the remaining term of this Agreement, the Executive shall not, as a shareholder, employee, officer, director, partner, consultant, or otherwise, engage directly or indirectly in any business or enterprise which is "in competition" with the Company or its successors or assigns.

     A business or enterprise is deemed to be "in competition" if it is engaged in the business of generation, purchase, transmission, distribution, or sale of electricity, or in the purchase, transmission, distribution, sale or transportation of natural gas within the States of Colorado and Wyoming.

     10.2 Disclosure of Information. Executive recognizes that she will have access to and knowledge of certain confidential and proprietary information of the Company and its subsidiaries which is essential to the performance of her duties under this Agreement. Executive will not, during or after the term of her employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall she make any use of any such information for her own purposes.

     10.3 Covenants Regarding Other Employees. For the greater of twenty-four (24) months following a termination under Section 7 of this Agreement, or the remaining term of this Agreement, the Executive agrees not to induce any employees of the Company to terminate their employment, accept employment with anyone else, or to interfere in a similar manner with the business of the Company.

Section 11.  Indemnification

     The Company hereby covenants and agrees to indemnify and hold harmless Executive fully, completely, and absolutely against, and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses
(including attorney's fees), losses, and damages resulting from Executive's good faith performance of her duties and obligations under the terms of this Agreement.

Section 12.  Assignment

     12.1 Assignment by Company. With the Executive's consent, this Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes for the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which, at any time, whether by merger, purchase, consolidation, or otherwise acquires all or essentially all of the assets of the business of the Company or controls the business activities of the Company. Notwithstanding such assignment, the Company shall remain with such successor, jointly and severally liable for all its obligations hereunder.

     If the Executive does not provide her consent to the transfer or assignment of this Agreement, or upon failure of the Company to obtain agreement by the successor organization to be bound by this Agreement prior to the effectiveness of any such succession, it shall immediately entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled in the event of a Termination by Notice by the Company, as described in Sections 7.2(b), 7.4 and 8 herein.

     Except as herein provided, this Agreement may not otherwise be assigned by the Company.

     12.2 Assignment by Executive. This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, revisees, and legatees. If Executive should die while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, in the absence of such designee, the Executive's estate.

     Other than a transfer by reason of death, the rights and duties of Executive hereunder are personal and may not be assigned or transferred.

Section 13.  Income Tax

     The Company may withhold, from any benefits payable under this Agreement, all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

 Section 14.  Dispute Resolution and Notice

     14.1 Dispute Resolution. The parties agree that any dispute or controversy arising under or in connection with this Agreement shall be submitted to arbitration as the exclusive forum, provided that if a party gives notice to the other party of her or its desire that the arbitration hearing be held forthwith and a hearing is not conducted within ninety (90) days following said notice, the party having given such notice may initiate litigation, in which case the Court's jurisdiction shall supersede and replace that of the arbitrators. The arbitrators shall have all powers of a court to grant legal or equitable relief to remedy any breach of this Agreement.

     Arbitration proceedings shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of her principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

     The arbitrators' fees shall be divided and paid equally by Executive and the Company. Executive and the Company shall pay her/its own costs and attorney fees, if any, in the arbitration proceedings, preliminary and ancillary proceedings, and any court proceedings to enforce or vacate an arbitration award.

     14.2 Notice. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address she has filed in writing with the Company or, in the case of the Company, at its principal executive offices.

Section 15.  Miscellaneous

     15.1 Waiver. A waiver of any breach of this Agreement shall not be construed as a waiver of any subsequent breach of the Agreement.

     15.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

     15.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

     15.4 Integration Clause. This Agreement sets forth the complete agreement between the parties, and supersedes all prior statements, stipulations, representations, promises, or agreements, if any, between the parties. No other consideration, other than that set forth in this Agreement, is due between the parties.

     15.5  Counterparts.  This Agreement may be executed in one
(1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one (1) and the same Agreement.

Section 16.  Governing Law

     The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, Executive has executed, and the Company
(pursuant to a resolution adopted at a duly constituted meeting of its Board of Directors) has executed this Agreement, as of the day and year first above-written.


ATTEST:                       PUBLIC SERVICE COMPANY OF COLORADO


By:     /s/W.Wayne Brown       By:    /s/D.D. Hock
__________________________     ________________________________
      Corporate Secretary               EXECUTIVE


                                     /s/Patricia T. Smith
                               ________________________________
                                       Patricia T. Smith